Exhibit 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. and Home Savings and Loan announce intention to raise capital and the termination of Home Savings’ Order to Cease and Desist

Youngstown, Ohio (April 3, 2012) –United Community Financial Corp. (United Community) (Nasdaq: UCFC), the holding company of The Home Savings and Loan Company (Home Savings), announced today that the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions (Home Savings’ Regulators) terminated Home Savings’ Order to Cease and Desist, which was issued by Home Savings’ Regulators in August 2008. However, the Board of Directors of Home Savings has entered into a Consent Order with Home Savings’ Regulators, which lays the foundation for a stronger bank.

Patrick W. Bevack, President and CEO of United Community and Home Savings said, “We are very pleased that Home Savings’ Regulators have acknowledged the progress and significant efforts we’ve made over the last several years. The dedicated Directors and employees of Home Savings have worked, and continue to work, tirelessly to strengthen Home Savings and restore United Community back to profitability. In fact, we believe the Consent Order confirms the positive changes in management made by the Board by providing that Home Savings ‘shall continue to retain qualified management.’ However, we know there is more work to be done, and we have plans in place to achieve our goals.”

The terminated Cease and Desist Order included 22 provisions, while the Consent Order includes 13 provisions. Those 13 provisions contain few new requirements. One new requirement is the submission of a formal capital plan to Home Savings’ Regulators. It is important to note that for the past two years, United Community filed a capital plan with its Regulators as part of its strategic planning process.

In working with our Regulators, Home Savings will prepare a revised capital plan that achieves compliance with the new capital requirements of the Consent Order, continues to strengthen Home Savings and positions Home Savings to meet the challenges, and take advantage of the opportunities, that the future holds. The Consent Order requires a 9.00% Tier 1 Leverage ratio (up from 8.00% in the terminated order) and a 12.00% Total Risk Based Capital ratio (unchanged). Many institutions are being directed by the various federal and state regulators to increase capital so as to continue to ensure the safety and soundness of these institutions. The Board and management likewise agree that Home Savings’ capital ratios should be increased given Home Savings’ current risk profile. Bevack added, “When we succeed in our capital plan, the Consent Order allows Home Savings to petition its Regulators to ease the capital requirements of the Consent Order to match the level of risk at Home Savings.”

One provision in the Consent Order states that should Home Savings be unable to meet the required capital ratios, Home Savings, upon notice of its Regulators, could be asked to submit a contingency plan to merge, sell or invest capital into Home Savings. “We believe that this particular provision is now required in all (or nearly all) consent orders in which specific capital levels must be maintained,” said Bevack. He also added, “Over the last three years, we have established a very good working relationship with our Regulators. As a result, we will work closely with our Regulators to ensure that Home Savings meets the regulatory requirements of the Consent Order and maintains a sufficient level of capital so that no such contingency plan is required.”

United Community has developed and maintained a capital plan that is consistent with and incorporated into the strategic planning process that Home Savings undertook under the terms of the terminated Cease and Desist Order. United Community’s capital plan considers several possible ways in which to raise capital both internally and externally.

In keeping with this capital plan, United Community engaged an investment banking advisory firm, in June 2011, to advise the board and management on the Company’s strategic alternatives, including raising outside capital. Bevack stated, “United Community has been moving forward with a capital raising plan that we believe will achieve compliance with the Consent Order. In order to give us adequate time to pursue our capital plan, we will be postponing our annual shareholder meeting until summer. In the coming months, we anticipate further announcements regarding our capital raising efforts. As previously stated, we contemplate that if we raise capital from new investors, we also anticipate providing existing shareholders the right to purchase United Community shares at the same price as those investors. The Board and management are very excited about these opportunities and the future of Home Savings.”

The majority of any capital raised by United Community will be contributed to Home Savings, with the remainder to be used for general corporate purposes. Home Savings will then utilize the capital to accelerate the disposition of its nonperforming loans and real estate owned and meet the capital requirements of the Consent Order.

On March 15th, United Community reported consolidated net income of $7.9 million, or $0.25 per diluted share, for the three months ended December 31, 2011. United Community also reported net income of $230,000, or $0.01 per diluted share, for the year ended December 31, 2011. Delinquent loans, nonperforming loans and nonperforming assets for the fourth quarter of 2011 all decreased when compared to the prior quarter ended September 30, 2011. As of December 31, 2011, Home Savings’ Tier 1 leverage ratio was 8.61% and the total risk based capital ratio was 14.57%, both of which reflected increases from the prior quarter.

This press release does not constitute an offer of any securities for sale by United Community and should not be deemed as such.

Home Savings is a wholly-owned subsidiary of United Community and operates 34 full-service banking offices and eight loan production offices located throughout Ohio and western Pennsylvania. Additional information on United Community and Home Savings may be found on United Community’s web site: www.ucfconline.com.

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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in United Community’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in United Community’s market area, Home Savings’ ability to comply with the terms of the Consent Order, Untied Community’s ability to raise capital at all or on terms satisfactory to it, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

United Community does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events unless required by law.